UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 29, 2024
Date of Report (date of earliest event reported)

NovoCure Limited
(Exact name of registrant as specified in its charter)

Jersey	001-37565		98-1057807
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

No. 4 The Forum, Grenville Street	St. Helier	Jersey	JE2 4UF
(Address of Principal Executive Offices)			(Zip Code)
+44 (0) 15 3475 6700
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value	NVCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02     Results of Operations and Financial Condition.

On October 29, 2024, the Company issued a press release announcing certain financial results for the quarter ended
September 30, 2024. A copy of the press release is attached as Exhibit 99.1.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    Appointment of new Principal Financial Officer

On October 30, 2024, the Company announced the appointment of Christoph Brackmann, age 51, as the Chief Financial Officer of the Novocure Group, effective January 1, 2025.

Mr. Brackmann joined Novocure on October 28, 2024 as a Senior Finance Advisor and will continue in that role until his appointment as Chief Financial Officer takes effect. Prior to joining Novocure, Mr. Brackmann served as the Senior Vice President of Finance at Moderna Inc. from October 2019 to June 2024. During that time Mr. Brackmann built out the finance team across FP&A, accounting, tax, treasury, procurement and business service centers to support Moderna’s scale-up. Mr. Brackmann earned his Master of Business Administration from the SDA Bocconi School of Management, Milan in 2003 and holds a bachelors degree in Business and Economics from the University of Mannheim.

In connection with his appointment as Chief Financial Officer, Mr. Brackmann has entered into a new employment agreement with a subsidiary of the Company (the “Brackmann Employment Agreement”), effective January 1, 2025. Under the Brackmann Employment Agreement, Mr. Brackmann will receive an annual base salary of CHF 450,000 per year. In addition, Mr. Brackmann is eligible to receive a discretionary annual cash bonus having a target of 60% of his annual base salary based on achievement of performance goals set by the Chief Executive Officer or the Board (or committee thereof) in their sole discretion, and further subject to Mr. Brackmann’s continued employment through the payment date. Mr. Brackmann is receiving the same compensation for his role as Senior Finance Advisor (with 2024 bonus opportunity pro-rated accordingly).

Mr. Brackmann is generally eligible to participate in Company’s 2024 Omnibus Incentive Plan as determined by the Board (or committee thereof). Further, Mr. Brackmann is eligible to participate in the employee benefits generally provided to similarly-situated executive employees, subject to the satisfaction of any eligibility requirements.

Upon termination of Mr. Brackmann’s employment by the Company without cause (but for reasons other than death or disability) or resignation by Mr. Brackmann for good reason (each as defined in the Brackmann Employment Agreement, a “Qualifying Termination”) prior to a change in control, subject to Mr. Brackmann’s execution without revocation of a release of claims, he will be eligible to receive a payment equal to 75% of his annual base salary paid in installments over nine months following the Qualifying Termination.

Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Brackmann’s execution without revocation of a release of claims, Mr. Brackmann will be eligible to receive an aggregate amount equal to 150% of his base salary plus 150% of his target annual bonus, paid in in installments over 18 months following the Qualifying Termination. Additionally, any stock options or other equity awards held by Mr. Brackmann will become fully vested on the date of their termination.

Pursuant to the Brackmann Employment Agreement, Mr. Brackmann is subject to perpetual non-disparagement covenants, as well as confidentiality, non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for nine months thereafter.

The foregoing description of the Brackmann_Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Brackmann Employment Agreement, a copy of which is attached to this report as Exhibit 10.1.

There are no family relationships between Mr. Brackman and any director or executive officer of the Company. There are no relationships or related person transactions between Mr. Brackmann and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

(e) Material Grant Under Compensation Plan

In connection with the above referenced appointment of Mr. Brackmann, on or about November 4, 2024 (the “Grant Date”), Mr. Brackmann will be granted stock options and restricted share units (“RSUs”) pursuant to the Company’s 2024 Omnibus Incentive Plan. The value of Mr. Brackmann’s grant is $2,000,000, divided equally between stock options and RSUs. The number of stock options and RSUs granted and the exercise price of the stock options will be determined based upon the closing share price on the Grant Date. The terms of the stock options and RSUs are in the forms of award agreements previously filed by the Company with the Securities and Exchange Commission.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of January 1, 2025 by and between Christoph Brackmann and Novocure GmbH
99.1	Press Release of NovoCure Limited, dated October 30, 2024 (Earnings)
99.2	Press Release of NovoCure Limited, dated October 30, 2024 (Appointment)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited
(Registrant)

Date: October 30, 2024

By: /s/ Ashley Cordova
Name: Ashley Cordova
Title: Chief Financial Officer